Exhibit 99.1

For immediate release: 10 September 2008

Virgin Media Strengthens Board of Directors
Charles Allen and John Rigsby appointed as Non-Executive Directors

Virgin Media (Nasdaq: VMED) today announced the appointment of two new independent non-executive directors to its Board. Charles Allen and John Rigsby join Virgin Media’s Board of Directors following their appointment on September 9, 2008.

Jim Mooney, Chairman of Virgin Media commented: “With the appointment of Charles and John to our Board, we have added further world class experience and expertise to our team.  Charles brings unrivalled experience in the UK media sector from his 15 years leading the UK’s key commercial broadcast companies and John brings extensive experience from both the telecoms and cable sectors.”

Charles is non-executive Chairman of Global Radio, a leading UK commercial radio group that recently acquired GCap Media plc and has recently been appointed as a non-executive director of TV production company, Endemol.  He served as Chief Executive Officer of ITV plc from 2004 to 2006, having previously served as executive Chairman of Granada plc, which he led through the merger with Carlton Communications to form ITV.  His career with Granada spanned 13 years, starting with his appointment as CEO of Granada TV.  Previously, he held senior roles with Compass Group plc and Grand Metropolitan plc.  He is a Fellow of the Chartered Institute of Management Accountants and a Commander of the British Empire (CBE).

John has over 30 years experience in the cable industry and was most recently President of Bright House Networks’ Florida Group, a position he held since 2003.  During his time at Bright House Networks, John was instrumental in leading the Company’s fibre-optic network rebuild, which facilitated services such as high speed Internet, digital cable, HDTV and video on demand.  Prior to this, John spent eight years as the president of the Florida Division of Time Warner Cable and nine years with Paragon Communications, the Time Warner and Houston Industries cable joint venture.  John also spent nine years at American Television & Communications Corp and has an MBA degree from Harvard Business School.

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Media contacts
Emma Hutchinson
+44 (0) 20 7909 2022
Emma.hutchinson@virginmedia.co.uk

Matt Ridsdale
Tavistock Communications
+44 (0) 20 7920 3150
mridsdale@tavistock.co.uk

Investor relations
Vani Bassi
+44 (0) 20 7299 5353
vani.bassi@virginmedia.co.uk